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                                  EXHIBIT 21.1


LIST OF SUBSIDIARIES OF THE COMPANY                     PLACE OF INCORPORATION


Derma Tech Corporation                                         California

Obagi Europe SARL                                                France

Obagi Medical Products LTD                                      Barbados

Obagi - Rohto Medical Products                                   Japan

Obagi Skin Health Co., Inc.                                      Taiwan

Obagi Skin Health (HK) Limited                                 Hong Kong

Obagi Skin Health Pte, Ltd.                                    Singapore

Obagi Skin Health Products Vertrieb, GmbH                       Germany